Exhibit 21.1

LSB INDUSTRIES, INC.

SUBSIDIARY LISTING

December 31, 2018

LSB INDUSTRIES, INC. (Direct subsidiaries in bold italics)

LSB Chemical L.L.C. (f/k/a/ LSB Chemical Corp.)

Cherokee Nitrogen L.L.C. (f/k/a Cherokee Nitrogen Company)

El Dorado Chemical Company

EDC Ag Products Company L.L.C.

Chemex I Corp. (f/k/a Slurry Explosive Corporation)

El Dorado Ammonia L.L.C.

El Dorado Nitrogen L.L.C. (f/k/a El Dorado Nitric L.L.C., f/k/a El Dorado Nitric Company, f/k/a El Dorado Nitrogen Company, f/k/a LSB Nitrogen Corporation, f/k/a LSB Import Corp.)

Pryor Chemical Company (f/k/a Pryor Plant Chemical Company, f/k/a LSB Financial Corp.)

TRISON Construction, Inc.